UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Radyne Corporation
(Name of Issuer)
Common Stock
(Title of Class of Securities)
750611402
(CUSIP Number)
12-31-07
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x] Rule 13d-1(b)
[  ] Rule 13d-1(c)
[  ] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule 13 G

Item 1	(a) Radyne Corporation
	(b)	3138 East Elwood Street
		Phoenix, AZ  85034

Item 2	(a)	Corbyn Investment Management, Inc., et al.
	(b)	Suite 108
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c)	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	750611402


Item 3(j)	The filer is a group consisting of an Investment Adviser
registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4	(a)	1,345,452
	(b)	7.19%
	(c)	(i)	Sole power to vote or direct the vote of all
	 1,345,452 shares
	(iii) Sole power to dispose of or direct the disposition of all 1,345,452 shares

Item 5	N/A

Item 6	N/A

Item 7	N/A

Item 8	(a)	The group consists of an Investment Adviser
registered under Section 203 of the Investment Advisers Act of 1940
(IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).

Item 9	N/A

Schedule 13 G

Item 1	(a) Radyne Corporation
	(b)	3138 East Elwood Street
		Phoenix, AZ  85034

Item 2	(a)	Corbyn Investment Management, Inc.
	(b)	Suite 108
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c) 	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	750611402


Item 3 (e)	An investment adviser in accordance with
240.13d-1(b)(1)(ii)(E);


Item 4	(a)	583,711
	(b)	3.12%
	(c)	(i)	Sole power to vote or direct the vote
	of all 583,711 shares
	(iii)	Sole power to dispose of or direct the
	disposition of all 583,711 shares


Item 5	N/A
Item 6	N/A
Item 7	N/A
Item 8	N/A
Item 9	N/A



Schedule 13 G

Item 1	(a) Radyne Corporation
	(b)	3138 East Elwood Street
		Phoenix, AZ  85034

Item 2	(a)	Greenspring Fund, Inc.
	(b)	Suite 110
		2330 W. Joppa Road
		Lutherville, Maryland  21093
	(c) 	Incorporated in the State of Maryland
	(d)	Common Stock
	(e)	750611402


Item 3 (d)	Investment company registered under section 8
of the Investment Company Act of 1940 (15 U.S.C 80a-8).


Item 4 (a)	761,741
	(b)	4.07%
	(c)	(i) Sole power to vote or direct the vote of
	all 761,741 shares
	(iii) Sole power to dispose of or direct the disposition of all 761,741 shares


Item 5	N/A
Item 6	N/A
Item 7	N/A
Item 8	N/A
Item 9      N/A

Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature Karla K. Moore, CCO
January 17, 2008

CUSIP No 750611402	13G


1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Corbyn Investment Management, Inc. et al n/a

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 108  2330 W. Joppa Rd.
	Lutherville, MD  21093


	Number Of	5.  Sole Voting Power
	Shares			1,345,452
	Beneficially 6.  Shared Voting Power
	Owned By
	Each		 7.  Sole Dispositive Power
	Reporting		1,345,452
	Person With	 8.  Shared Dispositive Power


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
1,345,452

10.	Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
7.19%

12.	Type Of Reporting Person
00- Group Consisting of IA and IV

CUSIP No.  750611402	13G

1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Corbyn Investment Management, Inc.
	52-0964322

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 108  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of	5.  Sole Voting Power
Shares		583,711
Beneficially 6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting		583,711
Person With	8.  Shared Dispositive Power


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
583,711

10.	Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
3.12%

12.	Type Of Reporting Person
IA

CUSIP No.  750611402	13G

1.	Name of Reporting Person
	IRS Identification No. of Above Person

	Greenspring Fund, Inc.
	52-1267740

2.	Check The Appropriate Box If A Member Of A Group
(a)	[x]
(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

	Suite 110  2330 W. Joppa Rd.
	Lutherville, MD  21093


Number Of	5.  Sole Voting Power
Shares		761,741
Beneficially  6.  Shared Voting Power
Owned By
Each		7.  Sole Dispositive Power
Reporting		761,741
Person With	8.  Shared Dispositive Power


9.	Aggregate Amount Beneficially Owned By Each Reporting Person
761,741

10.	Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares [ ]

11.	Percent Of Class Represented By Amount In Row 9
4.07%

12.	Type Of Reporting Person
IV